Exhibit 99.1

Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE
Quintana Maritime Limited Takes Delivery of a Tenth Vessel from Metrobulk
ATHENS, GREECE —October 11, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that it has taken delivery of a Panamax bulk carrier, Grain Express, from Metrobulk. Grain Express has a carrying capacity of 76,466 deadweight tons (dwt) and was built in April 2004 at Tsuneishi, a Japanese shipyard.
Inclusive of Grain Express, Quintana Maritime has to date taken delivery of ten vessels out of the total of seventeen vessels it has agreed to acquire from Metrobulk. Grain Express is the second of three Panamax vessels that Quintana Maritime has agreed to acquire from Metrobulk.
As previously announced, Grain Express is employed under a master time charter with Bunge S.A. (NYSE:BG) for 2007 and is employed, together with eight other vessels, at an average daily rate of approximately $23,000 per day. Quintana Maritime has fixed the rates for all seventeen vessels it has acquired or has agreed to acquire from Metrobulk. For 2007, seven Kamsarmaxes and two Panamaxes — including Grain Express- have been fixed at an average daily rate of $23,000, five Kamsarmaxes have been fixed at an average daily rate of $20,000 and two Kamsarmaxes have been fixed at an average daily rate of $25,000. An additional Panamax, Grain Harvester, is already on time charter with Bunge through September 2009 at $20,000 per day and was delivered to Quintana in September 2006. The master charter agreement with Bunge S.A. calls for annual renewals in early November every year, between floor and ceiling rates, and lasts through the end of 2010. As a result of these fixtures, Quintana has secured almost 89% of its expected net operating days for 2007 under charters with fixed rates. Quintana believes it currently enjoys the highest time charter coverage amongst its public peers.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented, “We are pleased to take delivery within schedule of Grain Express, the tenth out of the seventeen vessels we have agreed to acquire from Metrobulk. The delivery of our acquired fleet continues to be on schedule, with another four ships scheduled to be delivered before the end of the year, making Quintana one of the largest Panamax owners in the dry bulk industry with the youngest fleet.

Fleet Table as of October 11, 2006

				Age	TC Expiration Date
CURRENT FLEET	Type	DWT	Year Built	(in yrs)	(minimum period)
Iron Anne	Kamsarmax	82,000	2006	0.0	December 2010
Iron Vassilis(A)	Kamsarmax	82,257	2006	0.2	December 2010
Iron Elisabeth (A)	Kamsarmax	82,224	2006	0.4	December 2010
Santa Barbara	Kamsarmax	82,224	2006	0.5	December 2010
Ore Hansa	Kamsarmax	82,224	2006	0.6	December 2010
Iron Kalypso	Kamsarmax	82,224	2006	0.7	December 2010
Iron Fuzeyya(A)	Kamsarmax	82,209	2006	0.7	December 2010
Iron Bradyn(A)	Kamsarmax	82,769	2005	1.6	December 2010
Grain Harvester	Panamax	76,417	2004	2.1	September 2009
Grain Express	Panamax	76,466	2004	2.5	December 2010
Kirmar( B)	Capesize	165,500	2001	5.0	February 2007(C)
Iron Beauty( B)	Capesize	165,500	2001	5.2	April 2010
Coal Pride	Panamax	72,600	1999	6.9	February 2007
Iron Man (D)	Panamax	72,861	1997	9.3	March 2010
Coal Age (D)	Panamax	72,861	1997	9.3	June 2007
Fearless 1(D)	Panamax	73,427	1997	9.4	March 2008
Barbara (E)	Panamax	73,390	1997	9.7	June 2007
Linda Leah (E)	Panamax	73,390	1997	9.7	June 2008
King Coal	Panamax	72,873	1997	9.8	March 2008
Coal Glory (D)	Panamax	73,670	1995	11.6	June 2008
Total Current Fleet	20 Vessels	1,727,086		4.6 years avg (F)

ADDITIONAL VESSELS	Type	DWT	Year Built	Age (in years)	Delivery Range
Iron Knight	Panamax	76,429	2004	2.3	Sep 06 — Oct 06
Pascha	Kamsarmax	82,300	*		Nov 06 — Jan 07

ADDITIONAL VESSELS	Type	DWT	Year Built	Age (in years)	Delivery Range
Iron Lindrew	Kamsarmax	82,300	*		Jan 07 — March 07
Coal Gypsy	Kamsarmax	82,300	*		Dec 06
Coal Hunter	Kamsarmax	82,300	*		Dec 06
Iron Brooke	Kamsarmax	82,300	*		March 07- May 07
Iron Manolis	Kamsarmax	82,300	*		June 07
Total Additional Vessels	7 Vessels	570,229
TOTAL FLEET	27 Vessels	2,297,315

*	Under Construction
(A), (B), (D), and (E) indicate sister ships. As of October 11, 2006 Quintana had four sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.
(C) Kirmar’s charter may be extended by up to six months, until September 2007, at the current rate of $26,500 per day at the charterer’s option.
(F) On a dwt weighted average
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet 20 vessels, including 8 Kamsarmax bulkers, 10 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 1,727,086 dwt and an average age of 4.6 years on a dwt weighted average. It has also entered into agreements to acquire 7 additional vessels, including 1 Panamaxes and 6 Kamsarmax bulkers with expected delivery between October 2006 and May 2007 and with an aggregate capacity of 570,229 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,297,315 dwt and an average age of 4.0 years on a dwt weighted average.
Forward Looking Statements
 This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com